Exhibit 99.1

Wecast Network Selects Bing Yang as next Chief Executive Officer

New York, NY, December 8, 2016 – Wecast Network, Inc. (NASDAQ: WCST) (“Wecast” or the “Company” or “WCST”), announced today that its Board of Directors, on December 4, 2016, have unanimously chosen Mr. Bing Yang as the Company's next Chief Executive Officer. Mr. Yang, who currently serves as President of Wecast's Video Content Commerce Group, will, in addition to assuming the new CEO role, also be appointed as a Director on Wecast’s Board. Both roles will be effective immediately.

“This is the perfect time for Bing Yang to become Wecast's next Chief Executive Officer.  We've elected a very solid leader at a time when Wecast is setting the groundwork for huge growth,” said Bruno Wu, Chairman. “This past year’s pace of transformation has been exponential. Our next CEO needs to be an excellent communicator, to thrive in a highly dynamic setting, to be capable of accelerating what is working very well for Wecast, as well as dissolving and disrupting what needs to be eliminated or changed. Bing is unique in his ability to translate strategy and vision into world-class implementation and to bring together teams and ecosystems to drive results. Bing’s vision, strategy and execution track record, specifically in the transactional and e-commerce arenas where Wecast is building its ecosystem and focusing its efforts, are exactly what Wecast needs as we enter our next chapter.”

Current CEO, Mr. Mingcheng Tao, will remain with Wecast Network as an advisor to the company. Bruno Wu stated, “Mingcheng played the key pivotal role over the past year in getting this ship straightened and drastically repositioning Wecast for growth for the very first time in its history. Without his leadership, fortitude, decisiveness and challenging decision-making abilities, Wecast Network would not even be positioned to pursue the breakout opportunities that exist on the horizon.”

Mr. Yang, a result-driven technology entrepreneur focused on long-term, repeatable success, brings a wide range of experience in research & development, product development and sales and marketing. Most recently he was the CEO of KJT. KJT is one of the first enterprises in the Shanghai Free Trade Zone and a pioneer in B2C cross border e-commerce transactional platforms. KJT enables companies like Amazon and other ex-China retailers to complete order fulfillment directly to Chinese consumers. At KJT, he was responsible for the entire online retailer strategy and operations including marketing, sales, logistics, warehousing, payment, IT, customer service, regulatory compliance and supply chain management.  Throughout his thirty-year career, Mr. Yang held various executive level positions and founded several innovative technology companies. To name a few, he was: the general manager of China R&D and video technology group for Cisco Systems; the Founder, CTO and VP of Engineering at

Convergent Networks, a pioneer in VoIP technologies; the Founder and Director of Hardware Engineering at Cadia Networks, an innovator in broadband access and switching technologies.

Mr. Yang earned a Bachelor of Science in Electrical Engineering from the University of Texas at Austin and a Master of Science in Electrical Engineering from the University of New Hampshire.

“The opportunity that lies ahead for Wecast is immense, and the ability to lead this next chapter is deeply humbling and incredibly exciting,” said Bing Yang. “I am focused on accelerating the innovation and execution that our current and future customers will need from us. I couldn’t be more confident in our ability to flourish, or more thrilled to lead this great company.”

About Wecast Network, Inc. (http://corporate.wecastnetworkinc.com)

Wecast Network, Inc. (NASDAQ: WCST) is leveraging and optimizing its current operations as a premium content Video On Demand service provider in China to evolve into a global, vertical, ubiquitous and transactional B2B2C, mobile-driven, consumer management platform for both enterprises and consumers. By aiming to establish the world’s premier multimedia, social networking and smart e-commerce-enabled network with the largest global effective connected user base, Wecast, through this expanded, cloud-based, ecosystem of connected screens combined with strong partnerships with leading global providers, will be capable of delivering a vast array of WCST/YOD–branded products and services to enterprise customers and end-use consumers - anytime and anywhere, across multiple platforms and devices.

Wecast has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. In addition, the Company has governmental partnerships and licenses as well as numerous JV partnerships and strategic cooperation agreements with an array of distribution and content partners in the global new media space. Wecast is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

Director Strategy & IR

Wecast Network, Inc.

212-206-1216